EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement on Form S-4 of our report dated March 1, 2011 (July 15, 2011 as to the effects of the segment change described in Note 2, 3, and 16) relating to the financial statements and financial statement schedule of Clean Harbors, Inc. and our report dated March 1, 2011 relating to the effectiveness of Clean Harbors, Inc.'s internal control over financial reporting, incorporated by reference appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 15, 2011